Pricing Supplement Dated September 24, 2002 (To Prospectus dated June 13, 2000 and Prospectus Supplement dated June 8, 2001)	Rule 424(b) (3) File No. 333-37920

DUKE REALTY LIMITED PARTNERSHIP
Medium-Term Notes—Fixed Rate

Principal Amount:	$50,000,000	Interest Rate:	5.45%
Agent's Discount or Commission:	$325,000	Stated Maturity Date:	October 1, 2012
Net Proceeds to Issuer:	$49,675,000	Original Issue Date:	September 27, 2002

Interest Payment Dates:        April 1 and October 1, beginning April 1, 2003

Default Rate: 5.45%

Redemption:

☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes may be redeemed prior to the Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage:
	Annual Redemption Percentage Reduction:	% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Option Repayment Dates:
Repayment Price: %

Currency:

Specified Currency: Minimum Denominations:	U.S. Dollars N/A	(If other than U.S. dollars, see attached) (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:        ☐ Yes        ☒ No

  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:	☒	Book-Entry ☐ Certificated
Agent:	☐	Merrill Lynch & Co.
	☒	Other: UBS Warburg LLC

Agent acting in the capacity as indicated below:

☐	Agent	☒ Principal

If as principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☒	The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of % of Principal Amount.

Other Provisions: